Exhibit 10.1

FIRST CAPITAL	3520 N.W. 58th Street Oklahoma City, OK 73112 Office: 405-917-9600 Fax: 405-917-9660 www.firstcapital.com
Prompt•Professional•Reliable

May 20, 2008
AeroGrow International, Inc.
6075 Longbow Drive
Boulder, CO 80301
Attn: Mitchell B. Rubin, Chief Financial Officer

    RE: Commitment for Credit Facility

Dear Mr. Rubin:

FCC, LLC, d/b/a First Capital (“FCC”), is pleased to offer its commitment for a $12,000,000 revolving credit facility (the “Revolving Credit Facility”) to AeroGrow International, Inc. (“Borrower”), upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

The commitment of FCC hereunder and the agreement of FCC to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to FCC in its sole and absolute discretion: (a) each of the terms and conditions set forth herein and in the Term Sheet; (b) the completion of all due diligence with respect to Borrower in scope and determination satisfactory to FCC in its sole discretion; (c) the absence of a material breach of any representation, warranty or agreement of Borrower set forth herein; (d) FCC’s satisfaction that until the closing of the Revolving Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Borrower; (e) the negotiation, execution and delivery of definitive documentation for the Revolving Credit Facility consistent with the Term Sheet and otherwise satisfactory to FCC including payoff arrangements with current lender; (f) no change, occurrence or development that could, in FCC’s opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower shall have occurred or become know to FCC; and (g) FCC becoming aware after the date hereof of any information or other matter which in FCC’s judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to FCC prior to the date hereof with respect to Borrower, its business or financial condition, or the transactions contemplated in connection with the Revolving Credit Facility (in which case FCC may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for FCC or terminate this letter and any commitment or undertaking hereunder).

Borrower hereby represents, warrants and covenants that (a) all information, other than Projections (defined below), which has been or is hereafter made available to FCC by Borrower or any of Borrower’s representatives in connection with the transaction contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning Borrower that have been or are hereafter made available to FCC by Borrower or any of

AeroGrow International, Inc.
May 21, 2008

Borrower’s representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions which Borrower believes to be reasonable.  Borrower agrees to furnish FCC with such Information and Projections as FCC may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Revolving Credit Facility so that the representations, warranties, and covenants in the preceding sentence are correct on such closing date.

By acceptance of this offer, Borrower agrees to pay all costs and expenses of FCC described in the Term Sheet (the “Reimbursable Expenses”).

In consideration of FCC’s issuance of its commitment hereunder, Borrower shall pay to FCC a fee of $10,000 upon Borrower’s acceptance hereof.  In the event that the Revolving Credit Facility is not consummated, the $10,000 fee will be non-refundable.

Borrower agrees to indemnify and hold harmless FCC and each of its respective affiliates and its directors, officers, employees, advisors, attorneys and agents (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the Revolving Credit Facility, or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expense resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.  Borrower agrees that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with the Revolving Credit Facility.

In connection with the Revolving Credit Facility, Borrower agrees to provide to FCC, in a reasonably prompt manner and in any event at or before such time as FCC may deem necessary for a complete and satisfactory review by FCC, as applicable, all such documents, reports, agreements, financial and other information, environmental reports and other items as FCC or their respective counsel may reasonably request with respect to Borrower and its business.

The terms of this letter and the Term Sheet are confidential and, except for disclosure on a confidential basis to accountants, attorneys and other professional advisors retained by Borrower in connection with the Revolving Credit Facility or as may required by law, may not be disclosed in whole or in part to any other person or entity without FCC’s prior written consent; provided that Borrower may disclose this commitment letter and the Term Sheet on a confidential basis to its accountants, attorneys and other professional advisors.

All of Borrower’s reimbursement, indemnification and confidentiality obligations set forth in this letter shall remain in full force and effect regardless of whether any definitive documentation for

AeroGrow International, Inc.
May 21, 2008

the Revolving Credit Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

In the event Borrower breaches any of its obligations or agreements set forth in this letter, at FCC’s option this letter and FCC’s commitment hereunder shall terminate and Borrower shall forfeit any unused portion of the Deposit and any fees paid to FCC prior to such termination.

This letter and the Term Sheet shall be governed by laws of the State of Oklahoma.  Borrower and FCC hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this letter, the Term Sheet, the transactions contemplated hereby and thereby or the actions of FCC and Borrower in the negotiation, performance or enforcement hereof.

This letter and the Term Sheet set forth the entire understanding of Borrower and FCC with respect to the Revolving Credit Facility.  This letter may be modified or amended only by the written agreement of Borrower and FCC.  This letter is not assignable by Borrower without FCC’s prior written consent and is intended to be solely for the benefit of Borrower, FCC and the Indemnified Parties.

This offer will expire at 5:00 p.m. Oklahoma City, Oklahoma time on May 21, 2008 unless Borrower (a) executes this letter and returns it to FCC prior to that time (which may be by facsimile transmission), and (b) pays to FCC the $10,000 fee whereupon this letter (which may be signed in one or more counterparts) shall become a binding agreement.  Thereafter, this undertaking and commitment will expire on June 20, 2008.

Very truly yours,

FCC, LLC, d/b/a First Capital

By: /s/ Lee E. Elmore
Lee E. Elmore, Senior Vice President

Accepted and Agreed to as of
May ___, 2008

AEROGROW INTERNATIONAL INC.

By:
Name:
Title:

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

FCC CREDIT FACILITY:

Borrower:	AeroGrow International, Inc.

Lender:	FCC, LLC d/b/a First Capital

Amounts:	Revolver: $12,000,000

Maturity:	Two years with automatic renewals in one-year increments thereafter unless either party gives the other notice of non-renewal.

Revolving Loan:
Accounts: Advances of up to 80% of eligible receivable determined by FCC in its discretion. Availability under the revolver will be reduced by such reserves as FCC may establish from time to time in its discretion.

Inventory: Advances of up to 50% of eligible inventory determined by FCC in its discretion.  Inventory advances will be capped at the lesser of $5,000,000 or 40% of total loan for months October – June and 60% of the total loan for months July – September.

Interest & Fees:
Interest Rate: Prime plus 2% (if AeroGrow is in compliance with all terms and conditions of the loan agreement and revolving credit facility as of 12/31/08, interest rate will reduce to Prime plus 1.5% effective 1/1/09)

Closing Fee: $120,000

Facility Fee: 0.75% of total credit facility

Exam Fee: $750 per day per examiner plus expenses.

Collateral Management Fee -0.20% of monthly average loan balance

Collection Days: Three (3) business days.

Minimum Interest Charge: Each month, Borrower will pay the difference, if any, between actual interest on the FCC Credit Facilities and interest that would have been earned on an outstanding principal amount of $3,000,000.

Expenses: Borrower shall pay all of FCC’s costs and expenses, including due diligence costs, legal documentation and filing costs (including recording taxes), title insurance premiums and similar items.

Purpose of Facility:	To payoff current factor (Benefactor) and provide additional working capital.

Financial Covenants:
Borrower will be bound by certain covenants to be mutually agreed upon between Borrower and FCC prior to closing, such as, without limitation, a minimum tangible net worth, a maximum debt/tangible net worth ratio and a minimum EBITDA coverage of debt service ratio.

Validity Agreements:	Jerry Perkins and Mitch Rubin.

Subordinated Debt:	All shareholder and/or related party debt to be fully subordinated to FCC as well as debt owed to First National Bank and Jack Walker.

Collateral:
First and exclusive security interest in all of Borrower’s existing and future acquired personal property and fixtures, including accounts receivable, inventory, equipment, deposit accounts, investment property, chattel paper, documents, instruments, general intangibles, and all proceeds of the foregoing.

Other Terms and Conditions:	The financing agreements will contain representations and warranties, covenants, events of default, and other provisions acceptable to FCC including the following:

1. Borrower’s agreement to provide FCC with periodic financial and collateral reporting, including annual audited financial statements, annual financial projections, and periodic borrowing base certificates, receivables agings and inventory reports.

2. Borrower’s agreement to maintain insurance with insurance carriers (acceptable to FCC) against such risks and in such amounts as is customary for similar businesses, naming FCC as additional insured/loss payee.

3. Restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens, affiliate transactions, and capital expenditures.

4. Borrower’s agreement to cause all proceeds of accounts receivable and other collateral to be forwarded to a lockbox.

Conditions Precedent:	The extension of the aforementioned financing arrangement is subject to the fulfillment of a number of conditions to FCC’s satisfaction, including, but not limited to, the following:

1. The execution and delivery, in form and substance acceptable to FCC and its counsel, of FCC’s customary agreements, documents, instruments, financing statements, consents, landlord waivers, documents indicating compliance with all applicable federal and state environmental laws and regulations, evidences of corporate authority, opinions of counsel and such other writings to confirm and effectuate the FCC Credit Facility as may be required by FCC and its counsel.

2. No material adverse change, in the opinion of FCC, in the assets, liabilities, business, financial condition, business prospects, or results of operations of Borrower.

3. There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before nay arbitrator or governmental instrumentality that in FCC’s judgment (a) could reasonably be expected to have a material adverse effect on Borrower’s assets, liabilities, business, financial condition, business prospects, or results of operations or which could impair Borrower’s ability to perform satisfactorily under the Revolving Credit Facility, or (b) could reasonably be expected to materially and adversely affect the Revolving Credit Facility or the transactions contemplated thereby.

4. FCC shall have received each in form and substance satisfactory to FCC updated financial statements and projections.

5. FCC shall have received certificates of insurance with respect to Borrower’s property and liability insurance, together with a loss payable endorsement naming FCC as loss payee and additional insured in form and substance satisfactory to FCC.

6. Borrower shall have obtained all governmental and third party consents and approvals as may be necessary or appropriate in connection with the Revolving Credit Facility and the transactions contemplated thereby.

7. FCC’s receipt of true, correct and complete copies of all loan documentation between Borrower and other third parties providing financing to Borrower, FCC’s satisfaction with the terms and conditions of such financing and the collateral therefor and, if requested by FCC, the execution and delivery of intercreditor agreements satisfactory to FCC.

Other:
This term sheet is intended as an outline only and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which will be contained in definitive legal documentation for the Revolving Credit Facility contemplated hereby.